CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (paragraphs 4.1(f)) of the Agreement and Plan of Reorganization for the Tax-Exempt New York Money Market Fund (the Fund), one of a series of the Investors Municipal Cash Fund, included in the Prospectus/Proxy Statement that forms part of the Registration on Form N-14 of the Trust (File No. 333-136342) (“the N-14 Registration Statement”) and to the references to us included in the Fund’s Prospectus and Statement of Additional Information dated August 1, 2006 which are incorporated into the N-14 Registration Statement, and to the incorporation into the N-14 Registration Statement of our reports dated May 8, 2006, on the financial statements and financial highlights of the Fund included in the Annual Reports dated March 31, 2006.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 11, 2006